Rule 424(b)(3)
                                 Registration Statement 333-90611



                      PROSPECTUS SUPPLEMENT

                     DATED OCTOBER 21, 2003

                               TO

                PROSPECTUS DATED NOVEMBER 9, 1999

             _______________________________________


                      EMPIRE RESORTS, INC.
            (formerly Alpha Hospitality Corporation)

             _______________________________________

     This Prospectus Supplement, dated October 21, 2003 (the "Supplement"), supplements that certain Prospectus dated November 9, 1999, as supplemented by that certain prospectus supplement dated March 19, 2003 (the "Prospectus") and should be read in conjunction with such Prospectus.

                      SELLING SHAREHOLDERS

     The  following information amends and restates the  "Selling
Shareholders" section of the Prospectus:

     The shares of common stock offered in this prospectus are being registered for re-offers and re-sales by selling shareholders of Empire Resorts, Inc. (formerly Alpha Hospitality Corporation) ("Empire Resorts") who may acquire the shares upon the exercise of options granted under the 1993 and 1998 stock option plans. The selling shareholders may resell all or some of the shares that they may acquire upon exercise of options under either of the plans. They will be eligible to sell those shares whether or not they presently have the intention to do so. The table below assumes that all of the shares being offered will be sold, but we cannot assure you that the selling shareholders will sell all or any of their shares.

     The following table sets forth, as of October 21, 2003, certain information with respect to the beneficial ownership of our common stock by the selling shareholders named in it. As of October 17, 2003, there were 5,967,751 shares of common stock issued and outstanding. The column under the heading "Number of shares beneficially owned prior to offering" includes all shares owned by the named person, shares issuable upon exercise of warrants and shares that he or she may acquire upon exercise of options under the 1993 and 1998 stock option plans.

Name                 Number of  Number of  Number of Percentage
                      Shares     Shares     Shares      of
                   Beneficially   Being Beneficially Outstanding
                     Owned      Offered      Owned     Common
                     Prior to                After      Stock
                     Offering              Offering     After
                                                       Offering

Robert A. Berman(1)  3,081,173(2) 298,189   2,782,984   46.63%
Scott A. Kaniewski(3)  329,635(4) 299,689      29,946       *
Thomas Aro(5)           38,000(6)   38,000          0       0
Thomas Puccio(7)        19,000(8)   19,000          0       0
Morad Tahbaz(9)         17,500(10)  17,500          0       0
David Matheson(11)      15,000(12)  15,000          0       0
John Sharpe(13)         15,000(14)  15,000          0       0
David P. Hanlon(15)     15,000(16)  15,000          0       0
Arthur I.             	15,000(18)  15,000          0       0
Sonnenblick(17)
Joseph E. Bernstein(19)113,500(20)  15,000     98,500    1.65%
Ralph J. Bernstein(21)  15,000(22)  15,000          0       0

______________
     * less than 1%

(1)  Robert  A.  Berman has served as a director  and  Chief
          Executive Officer of Empire Resorts since February 2002.

(2) Consists of 390,127 shares owned by Robert A. Berman, 298,189 shares issuable upon the exercise of options, 2,326,857 shares owned by The Bryanston Group, Inc. ("Bryanston") and 66,000 shares owned by Beatrice Tollman (with respect to such shares owned by Bryanston and Beatrice Tollman, Robert A. Berman has exclusive voting rights for a three year period. Robert A. Berman disclaims beneficial ownership of any of the shares owned by Bryanston and Beatrice Tollman for any purpose other than voting). Debbie N. Berman, the wife of Robert A. Berman, has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,090 shares. Robert A. Berman disclaims beneficial ownership of such shares. Debbie N. Berman and Philip Berman, the brother of Robert A. Berman, are co-trustees for the Berman Family Trust, which owns 12,272 shares and have joint power to vote or to direct the vote and joint power to dispose or to direct the disposition of the shares. Robert A. Berman disclaims beneficial ownership of such shares.

(3) Scott A. Kaniewski has served as the Chief Financial Officer of Empire Resorts since May 2002 and served as a director of Empire Resorts from February 2002 until August 5, 2003.

(4) Consists of 1,440 shares owned by Scott A. Kaniewski, 28,506 shares owned by the Kaniewski Family Limited Partnership, which he is the general partner and a 1% limited partner (with respect to which Mr. Kaniewski has sole voting and disposition rights) and 299,689 shares issuable upon the exercise of options. Scott
A. Kaniewski disclaims beneficial ownership of the 28,221 shares owned by the Kaniewski Family Limited Partnership for any other purposes other than voting and dispositive powers. Does not include 34,552 shares owned by the KFP Trust, whose sole trustee is Stacey B. Kaniewski, the wife of Scott A. Kaniewski. Stacey
B. Kaniewski has sole power to vote or direct the vote and sole power to dispose or direct the disposition of these shares. Scott
A. Kaniewski disclaims beneficial ownership of the shares owned by the KFP Trust.

(5) Thomas W. Aro has served as Vice President of Empire Resorts since its formation in 1993 and as Secretary of Empire Resorts since May 1998. Mr. Aro also serves as Chief Operating Officer of Empire Resorts' gaming subsidiaries and served as a director of Empire Resorts from February 1, 1994 until August 5, 2003.

(6) Consists of 38,000 shares of common stock issuable upon the exercise of options granted to Thomas W. Aro, all of which options are currently exercisable.

(7) Thomas P. Puccio has served as general counsel and executive vice president-legal affairs of Empire Resorts since August 5, 2003 and served as a director of Empire Resorts from December
2002 until August 5, 2003.

(8) Consists of 19,000 shares of common stock issuable upon the exercise of options granted to Thomas P. Puccio, all of which options are currently exercisable.

(9) Morad Tahbaz has served as a director of Empire Resorts since February 15, 2003 and as its president since June 2, 2003.

(10) Consists of 17,500 shares of common stock issuable upon the exercise of options granted to Morad Tahbaz, all of which options are currently exercisable.

(11) David Matheson has served as Chairman of the Board of Directors of Empire Resorts since August 5, 2003.

(12) Consists of 15,000 shares of common stock issuable upon the exercise of options granted to David Matheson, all of which options are currently exercisable.

(13) John Sharpe has served as a director of Empire Resorts since
August 5, 2003.

(14) Consists of 15,000 shares of common stock issuable upon the exercise of options granted to John Sharpe, all of which options are currently exercisable.

(15) David P. Hanlon has served as a director of Empire Resorts since August 5, 2003.

(16) Consists of 15,000 shares of common stock issuable upon the exercise of options granted to David P. Hanlon, all of which options are currently exercisable.

(17) Arthur I. Sonnenblick has served as a director of Empire
Resorts since August 5, 2003.

(18) Consists of 15,000 shares of common stock issuable upon the exercise of options granted to Arthur I. Sonnenblick, all of which options are currently exercisable.

(19) Joseph  E. Bernstein has served as a director of Empire
Resorts since August 5, 2003.

(20) Consists of (a) 15,000 shares of common stock issuable upon the exercise of options granted to Joseph E. Bernstein, all of which options are currently exercisable, and (b) 98,500 shares beneficially owned by the JB Trust and which are held on behalf of the JB Trust in a brokerage account in the name of Joseph E. Bernstein. Joseph E. Bernstein disclaims beneficial ownership of all shares owned by the JB Trust, whose ultimate beneficiaries are Mr. Bernstein's children and whose sole trustee is Mr. Bernstein's mother, Helen Bernstein.

(21) Ralph  J. Bernstein has served as a director of  Empire
Resorts since August 5, 2003.

(22) Consists of 15,000 shares of common stock issuable upon the exercise of options granted to Ralph J. Bernstein, all of which options are currently exercisable.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Empire Resorts' Corporate Secretary at c/o Monticello Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701 or call (845) 794-4100, ext. 478.